EXHIBIT 19

Certain personally identifiable information contained in this document has been redacted pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated with the notation “[***]”.

INSIDER TRADING POLICY

RUSH STREET INTERACTIVE, INC.

PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Rush Street Interactive, Inc. (collectively with its subsidiaries, the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety with respect to the Company or any of its directors, officers or employees.

PERSONS SUBJECT TO THE POLICY
This Policy applies to all directors, officers and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, restricted stock, restricted stock units, performance stock units, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

INDIVIDUAL RESPONSIBILITY
The restrictions and procedures in this Policy are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each director, officer or employee in connection with any trade in the Company Securities. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. A director, officer or employee may, from time to time, have to forego a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the individual believes he or she may suffer an economic loss or forego anticipated profit by waiting.
In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Financial Officer, General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

STATEMENT OF POLICY
It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

2.Recommend the purchase or sale of any Company Securities;

3.Disclose material nonpublic information to persons within the Company whose jobs do not reasonably require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.Assist anyone engaged in the above activities. In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, or about a competitor of the

Company, may trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a voting or investment decision (i.e., to buy, hold, sell or exercise securities). Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;

•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

•A pending or proposed merger, acquisition or tender offer;

•A pending or proposed acquisition or disposition of a significant asset;

•A pending or proposed joint venture;

•A Company restructuring;

•Significant related party transactions;

•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

•Bank borrowings or other financing transactions out of the ordinary course;

•The establishment or modification of a repurchase program for Company Securities;

•A change in the Company’s pricing or cost structure;
•
•Major marketing changes;

•A change in management;

•A change in auditors or notification that the auditor’s reports may no longer be relied upon;

•Development of a significant new product, process, or service;

•Actions of regulatory agencies such as gaming authorities;

•Pending or threatened significant litigation, or the resolution of such litigation;

•Impending bankruptcy or the existence of severe liquidity problems;

•The gain or loss of a significant customer or supplier;

•Significant cybersecurity incidents; and

•The imposition of a ban on trading in Company Securities or the securities of another company.

If you are unsure whether information is material, you should either consult the Chief Financial Officer or the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.
When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely- available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the first business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these Family Members and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

TRANSACTIONS UNDER COMPANY PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted:

1.Stock Option Exercises: This Policy does not apply to (i) the exercise for cash of an employee stock option acquired pursuant to the Company’s plans, (ii) the exercise of a tax withholding right pursuant to which you have previously elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements or (iii) a sell to cover transaction pursuant to which you have previously elected to have a broker sell shares of stock to satisfy tax withholding requirements; provided that the elections under the foregoing clauses (ii) and (iii) were made during an open trading window when you were not in possession of material nonpublic information. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option as well as to any election to change or update the method to satisfy tax withholding requirements upon exercise of the stock option.

2.Restricted Stock, Restricted Stock Unit and Performance Share Unit Awards: This Policy does not apply to (i) the vesting of restricted stock, restricted stock units or performance share units, (ii) the exercise of a tax withholding right pursuant to which you have previously elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any such securities, or (iii) a sell to cover transaction pursuant to which you have previously elected to have a broker sell shares of stock to satisfy tax withholding requirements; provided that the elections under the foregoing clauses (ii) and (iii) were made during an open trading window when you were not in possession of material nonpublic information. The Policy does apply, however, to any market sale of stock issued upon the vesting of restricted stock, restricted stock units or performance share units as well as to any election to change or update the method to satisfy tax withholding requirements upon vesting of any such securities.

3. 401(k) Plan: This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4.Employee Stock Purchase Plan: This Policy does not apply to purchases of Company Securities in any Company employee stock purchase plan (to the extent one or more of such plans exist) resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in the plan, changes to your election to participate in or withdraw from the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

5.Dividend Reinvestment Plan: This Policy does not apply to purchases of Company Securities under any Company dividend reinvestment plan (to the extent one or more of such plans exist) resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in or withdraw from the plan or change your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Pre-Clearance and Blackouts” and the sales by the recipient of the Company Securities occur during a blackout period.
Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short-Term Trading: Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). In addition, Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) generally prohibits officers and directors from engaging in such short-term trading. The rules on recovery of short-swing profits are absolute and do not depend on whether a person has material nonpublic information.

Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits directors, officers and other employees from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the General Counsel. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.
Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance and Blackouts.”

BLACKOUTS & PRE-CLEARANCE
The Company’s culture is to be as transparent with information sharing with its directors, officers, employees and consultants as possible, with the goal of enabling these individuals to be more effective in their respective positions. As such, the Company desires to continue its general practice of sharing information with its directors, officers, employees and consultants to the extent practicable and permitted by applicable law. In light of this practice, the Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, to help protect its directors, officers, employees and consultants and to avoid the appearance of any impropriety. The quarterly blackout periods described below under the heading “Quarterly Blackout Periods” apply to all persons covered by this Policy, and the other pre-clearance procedures described below under the heading “Pre-Clearance Procedures” are applicable only to the Designated Covered Persons (as defined below).
Quarterly Blackout Periods: Persons covered by this Policy may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy) during a “Blackout Period”, which begins on the last calendar day of each fiscal quarter (i.e., March 31, June 30, September 30 and December 31) and ends after the close of trading on the second full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, persons covered by this Policy may only conduct transactions in Company Securities during the “Window Period” beginning after the close of trading on the second full trading day following the public release of the Company’s quarterly earnings and ending after the close of trading on the second to last calendar day of the next fiscal quarter.
Event-Specific Blackout Periods: From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees, such as a cybersecurity incident or proposed acquisition or disposition. So long as the event remains material and nonpublic, the persons designated by the General Counsel may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the General Counsel may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.
Pre-Clearance Procedures: Directors, officers, accounting employees with the title of vice president or higher, investor relations employees who assist with earnings releases, legal department employees who assist with preparing SEC filings, any employees on the Company’s disclosure committee, and any persons designated by the General Counsel as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (“Designated Covered Persons”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the General Counsel. To facilitate the process, the Company has prepared a pre-clearance form, attached hereto as Exhibit A, to be completed by the Designated Covered Person and provided to the General Counsel via email. A request for pre-clearance should be submitted at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the General Counsel. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. If you are a director, officer or a Section 16 reporting insider of the Company, then you must also promptly notify the General Counsel following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the General Counsel.

RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the General Counsel and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Also, no trades may occur under the 10b5-1 Plan until expiration of an applicable cooling-off period specified in Rule 10b5-1. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other covered persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan. An individual should only have one approved 10b5-1 Plan outstanding at a time, subject to certain exceptions in Rule 10b5-1.
Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. In addition to pre-approval of the adoption of a Rule 10b5-1 Plan, individuals who have adopted Rule 10b5-1 Plans must provide the General Counsel with written notice of any modification or cancelation of an existing Rule 10b5-1 Plan (as well as any other written trading arrangement, even if such other trading arrangement is not designed to comply with Rule 10b5-1) prior to its implementation and obtain pre-clearance therefor.

APPLICABILITY OF THIS POLICY TO MATERIAL NONPUBLIC INFORMATION ABOUT OTHER COMPANIES
This Policy and the restrictions described herein also apply to material nonpublic information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and disciplinary action, including termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance and Blackouts” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.
Punishment for insider trading violations is severe, and could include significant civil and criminal fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

COMPANY ASSISTANCE
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel.

EXHIBIT A

RUSH STREET INTERACTIVE, INC.
PRE-CLEARANCE REQUEST FORM

To: The General Counsel of Rush Street Interactive, Inc. (the “Company”) via email at [***]@rushstreetinteractive.com
From:
Re: Proposed transaction in the Company’s Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on or around ___________ _____, 20_____ and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).

The general nature of the transaction is as follows (i.e., purchase of 10,000 shares of common stock, sale of stock as part of a broker-assisted cashless exercise of an option sale of 5,000 shares of common stock in connection with the cashless exercise of 25,000 stock options, etc.):

The undersigned is not in possession of material nonpublic information (as defined in the Insider Trading Policy) about the Company and will not enter into the transaction if the undersigned comes into possession of material nonpublic information about the Company between the date hereof and the proposed trade execution date.

The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy.

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction and agrees to provide such information upon request.

Submitted by:

Signature:
Name:
Title:
Date:

Approved on , 20 .

Signature:
Name:
Title: